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Exhibit 11

Sea Containers Ltd. and Subsidiaries

Statements re Computation of Per Share (Losses)/Earnings

	Year ended December 31,
	2004	2003	2002
	$000	$000	$000
Net (losses)/earnings on common shares:
(Losses)/earnings on common shares—basic	(5,368)	111,370	41,928

Common share dividends paid:
Class A	(2,204)	(975)	(4,003)
Class B	(136)	(68)	(320)

Undistributed (losses)/earnings on common shares	(7,708)	110,327	37,605

Dividends on convertible cumulative preferred shares	—	(1,088)	—

Adjusted undistributed (losses)/earnings on common shares — diluted	(7,708)	109,239	37,605

	'000	'000	'000
Shares used to compute basic (losses)/earnings per common share (weighted average number of shares outstanding):
Class A common shares	22,082	19,564	18,656
Class B common shares	1,511	1,517	1,566

Shares used to compute diluted (losses)/earnings per common share (weighted average number of shares outstanding assuming conversion of convertible cumulative preferred shares and the effect of stock options, in sequencing order, assuming dilutive):
Class A common shares	22,082	19,641	18,656
Class B common shares	1,511	1,996	1,566
Undistributed net (losses)/earnings per common share:	$	$	$
Class A:
Basic	n/a	5.27	1.88

Diluted	n/a	5.20	1.88

Class B:

Basic	n/a	4.74	1.70

Diluted	n/a	4.68	1.70

Distributed earnings per common share:	$	$	$
Class A:	0.10	0.05	0.225

Class B:	0.09	0.045	0.204

Total (losses)/earnings per common share:	$	$	$
Class A:
Basic	(0.23)	5.32	2.10

Diluted	(0.23)	5.25	2.10

Class B:
Basic	(0.23)	4.79	1.90

Diluted	(0.23)	4.72	1.90

Dividends on convertible cumulative preferred shares were not included in the 2004 and 2002 computations of diluted earnings on common shares as it would have been anti-dilutive. The number of common shares, assuming conversion of preferred shares, excluded from the calculations was 478,622 for the years ended December 31, 2004 and 2002.

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Sea Containers Ltd. and Subsidiaries Statements re Computation of Per Share (Losses)/Earnings